Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Ensco plc:

We consent to the incorporation by reference in the registration statement (Nos. 333-174611, 333-58625, 033-40282, 333-97757, 333-125048, 333-156530, 333-181593, 333-204294, 333-211588, 333-218240, 333-220859 and 333-225151) on Form S-8 and (No. 333-221706) on Form S-3 of Ensco plc of our report dated February 28, 2019, with respect to the consolidated balance sheets of Ensco plc and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10-K of Ensco, plc.

/s/ KPMG LLP
Houston, Texas
February 28, 2019